NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Announces Release Dates for First Quarter 2014 Results and Conference Call

April 22, 2014

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) plans to release their first quarter earnings results on Tuesday, May 6, 2014 after the markets close. The company plans to host a conference call to discuss the results on May 7, 2014 at 7:30 a.m. MST (9:30 a.m. EST).

A webcast of the conference call including the presentation slides and dial in numbers can be accessed by visiting Agrium’s website at www.agrium.com. A replay of the call will be available for one week from the time of the conference call.

Agrium will also be having its Annual General Meeting on May 7, 2014 at 11:00 a.m. MST (1:00 p.m. EST) at Agrium Place, 13131 Lake Fraser Drive, SE, Calgary, Alberta. A webcast of the meeting will be available on our website at www.agrium.com.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations & Market Research

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com